EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated and effective as of September 18, 2014 (the “Effective Date”), by and between LOGICAL CHOICE CORPORATION, a Nevada corporation with an address at 1045 Progress Circle, Lawrenceville, Georgia (the “Corporation”), and MARK ELLIOTT an individual (hereinafter sometimes referred to as the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation wishes to employ and retain the services of the Executive pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be bound hereby, it is hereinafter agreed as follows:

1. Term. The Corporation hereby employs the Executive, and the Executive hereby accepts employment, for term commencing on Effective Date hereof and, subject to earlier termination as provided in Section 5 hereof, continuing for the period commencing on the Effective Date through December 31, 2017 (the “Initial Term”); which Initial Term may be renewed annually or extended by mutual agreement of the Corporation and the Executive (such Initial Term, as the same may be so renewed or extended, being hereinafter sometimes called the “Term of Employment”). The Executive shall perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement may be extended only upon the written consent of the parties hereto.

2. Duties and Responsibilities.

a. General. Executive shall serve as the chief executive officer of the Corporation and Corporation (the “Chief Executive Officer”) and subject to the general direction and control of the Board of Directors of the Corporation (the “Board of Directors”). As the Chief Executive Officer, the Executive shall have responsibility for the day-to-day operations of the Corporation and each of its direct or indirect existing or future subsidiaries, including Corporation (collectively, the “LCC Group”). In addition, the Chief Executive Officer shall have such other duties as are normally associated with and inherent in the executive capacity in which the Chief Executive Officer will be serving. The Chief Executive Officer also agrees to perform his responsibilities, without additional compensation (other than reimbursement of reasonable travel expenses), and provide such additional services as the Board of Directors shall from time to time reasonably specify.

b. Time. The Executive shall devote 100% of his professional and business time, attention and energy to the Business (as defined herein) of the LCC Group as necessary and appropriate to further the interests of the LCC Group, other than reasonable time spent performing non-profit and charitable community service. As used herein, the term “Business” shall mean and include the development, production and selling of interactive and traditional educational and learning products and services.

c. Conflict of Interest. The Executive agree to refrain from any interest, of any kind whatsoever, in any business competitive to the Business, and further acknowledges that he will not engage in any “conflict of interest” or form of activity that produces a conflict of interest with those of the LCC Group unless agreed to in advance and in writing by both Executive and the Corporation.

d. Business Opportunities The Executive covenants and agrees that if, during the Term of Employment, the Executive shall access, directly or indirectly, an investment or business opportunity that is directly or indirectly related to the Business of the LCC Group (a “Business Opportunity”), the Executive shall submit full details of such Business Opportunity to the Board of Directors of the Corporation, and such Business Opportunity shall be the sole property of the Corporation or other member of the LCC Group designated by the Parent.

3. Initial Compensation.

a. Base Salary. During the Term of Employment the Corporation shall cause the LCC Group to pay to the Executive a salary (the “Base Salary”) at an annual rate of One Hundred and Twenty Thousand ($120,000) Dollars.

b. Bonuses. During the Term of Employment and following the end of each fiscal year of the Corporation, commencing with the fiscal year ending December 31, 2014, the Board of Directors shall evaluate the performance of the Executive and the LCC Group and, if deemed appropriate by the Board of Directors (with the Executive abstaining from any such vote), the Executive shall be awarded such annual cash bonus for the immediately preceding fiscal year (each a “Bonus”) as the Board of Directors shall, in the exercise of their sole discretion, determine.

c. Incentive Option Grant. The Corporation hereby grants to the Executive, on the Effective Date of this Agreement, options to purchase, subject to Section 3d below (the “Incentive Option Grant”), an aggregate of Two Million Eighty Two Thousand Three Hundred (2,082,300) shares of Corporation Common Stock (the “Option Shares”), at a purchase price of [$0.02] per share (the “Option Price”). The number of Option Shares shall be subject to appropriate reduction and the Option Price shall be subject to appropriate increase in the event of a reverse split of the Corporation’s outstanding Common Stock. Conversely, the number of Option Shares shall be subject to appropriate increase and the Option Price shall be subject to appropriate reduction (but not lower than the par value per share) in the event of a forward split of the Corporation’s outstanding Common Stock.

d. Vesting Option Installments. For so long as the Executive remains in the full-time employ of the Corporation and/or its subsidiaries, the Incentive Option Grant set forth in Section 3c above will vest in quarterly installments over a three year period commencing on December 31, 2014, entitling the Executive to purchase up to 100% of the 2,082,300 Option Shares of Corporation Common Stock over the three year vesting period in accordance with the following quarterly triggers: (a) 173,525 Option Shares shall vest as at the end of each calendar quarter, commencing December 31, 2014, (b) the Executive shall have the right to purchase up to 173,525 Option Shares as at the end of each such calendar quarter, commencing December 31, 2014, and (c) to the extent not purchased at the end of any one or more such quarters such vested Option Shares shall accumulate and may be purchased in any one or more subsequent calendar quarters through the quarter ending December 31, 2017, at which point in time the shares will be fully vested. Once the Option Shares have fully vested, except as provided in Section 5c below, they may be exercised and purchased by the Executive at the Option Price within 180 days.

e. Payroll Policies. The Base Salary shall be payable in accordance with the regular payroll policies of the Corporation or the LCC Group with respect to executive officers, in effect from time to time during the Term of Employment, which at a minimum, shall at least be on a monthly basis.

f. Term Renewal. If a Executive Term of Employment shall be extended by mutual agreement of the parties beyond the Initial Term, the Base Salary shall be as mutually agreed between the Executive and the Corporation.

g. Unilateral Modification. In addition, the Corporation shall have the right at any time to increase (but not decrease) the Base Salary, all as shall be determined by the independent members of the Board of Directors of the Corporation in the exercise of their sole discretion.

h. Other Consideration. The Corporation acknowledges that all compensation set forth herein shall be in addition to any and all consideration issued to the Executive in the form of shares of capital stock of the Corporation in accordance with the Exchange Agreement.

4. Fringe Benefits.

a. Benefit Plans. In addition to the other compensation payable to the Executive hereunder, and except as otherwise set forth herein, the Executive shall be eligible to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by the Corporation to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the Executive are eligible for the respective terms of such benefit plans and programs.

b. Expenses. During the Term of Employment, the Corporation shall pay or reimburse the Executive, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, and the like incurred by him in the interest of the Business.

c. Vacation. The Executive shall be entitled to four (4) weeks annual paid vacations per calendar year in accordance with Corporation policies.

d. Insurance. During the Term of Employment, the Executive shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, “Corporation Plans”) from time to time maintained by the Corporation; provided that such insurance can be obtained on economically reasonable terms. The Corporation agrees to pay or reimburse the full amount of Executive premiums for disability, accident, death and dismemberment and/or life insurance coverage in the Corporation Plans. Should the Corporation not have an applicable Corporation Plan, the Executive shall be reimbursed for any economically reasonable health and welfare insurance premiums paid by the Executive.

5. Termination.

a. Death. If a Executive shall die prior to the expiration of the Term of Employment, the Corporation shall have no further obligation hereunder, other than to the Executive or his estate except to pay to the Executive’s estate the amount of the Executive’s Base Salary accrued to the date of his death, plus any accrued but unpaid Bonus for fiscal year(s) preceding the Executive’s death. Such payment shall be made promptly after the date of death to the Executive’s estate, except for payment of the current fiscal year Bonus which shall be made at the end of the fiscal year in which death occurred.

b. Disability. If prior to the expiration of the Term of Employment, the Executive shall be prevented, during a continuous period of ninety (90) days (the “Disability Period”), from performing his duties by reason of “disability,” the Corporation may terminate this Agreement, in which event the Executive shall receive: (i) his Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, and continuing until the date on which disability income payments commence under the Parent Company’s long term disability plan (or the beginning of Social Security disability income, if sooner), which Base Salary payment may be reduced by the amount of any disability income payments the Executive may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by or on behalf of the Corporation and under which the Executive is a beneficiary or participant, and (ii) any Bonus that would have been payable at the time of such termination for disability pursuant to Section 3(a)(iii). The Executive shall continue to have the right to receive the greater of his Current Benefits, or benefits, if any, under any Corporation Plans, but only in accordance with the terms of such plan or policy as they apply to persons whose employment has been terminated as a result of an employee’s permanent disability. Such payments shall be made to the Executive in accordance with its normal payroll policies and schedule, except for payment of the current fiscal year Bonus which shall be made at the end of the fiscal year in which the Disability Period arose.

For purposes of this Agreement, the Executive shall be deemed to have become disabled when the Board of Directors of the Corporation (excluding the Executive or any of his affiliates), upon the diagnosis of a reputable, licensed physician of the Corporation’s choice, in consultation with the Executive’s primary physician, shall have determined that the Executive shall have become unable to perform his duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c. Cause. Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Employment, the Corporation shall have the right to discharge the Executive “for Cause,” as defined below, then this Agreement shall terminate effective upon such discharge, and upon such termination, neither the Corporation nor any other member of the Corporation shall have any further obligation to the Executive or his estate, except that the Corporation will cause the Corporation to pay to the Executive, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to the Executive’s Base Salary, as provided in Section 3 hereof, accrued to the date of termination. In addition, the Executive shall not, after the date of termination, be entitled to receive any further Current Benefits, or other benefits, if any, under any Corporation Plans. In the event of termination of the Executive’s employment for Cause, neither the Corporation nor any member of the Corporation shall be obligated to pay, and the Executive shall not be entitled to receive, any Bonus. In addition, all Stock Options that have not been exercised by the Executive shall be submit to immediate cancellation.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge resulting from any one of the following:

(i) the Executive’s conviction of a felony or any other crime involving moral turpitude,

(ii) a breach by the Executive of his fiduciary duties to the Corporation as specified herein, or

(iii) the Executive’s failure or refusal to follow the lawful polices or directives established by the Board of Directors;

provided that in the case of clauses (ii) or (iii) above, the Board of Directors shall have first given written notice thereof to the Executive on each occasion describing in reasonable detail the alleged breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of twenty (20) days following receipt of each such notice.

d. Termination Without Cause. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Corporation by action of its Board of Directors, may terminate the employment of the Executive at any time without cause (a “Non-Cause Termination”); provided that the Corporation shall pay to the Executive severance pay equal to twelve (12) months of the Base Salary then in effect (the “Severance Payment”), payable in equal monthly installments over the twelve month period following such Non-Cause Termination. In the event of any Non-Cause Termination, the remaining unvested Stock Options granted to the Executive shall immediately vest.

e. Other Reasons for Termination.

The Executive may terminate this Agreement prior to the end of the Term of Employment either (A) upon thirty (30) days written notice with Good Reason (“Termination With Good Reason”), or (B) for any or no reason by providing three (3) months’ advance written notice is given by the Executive to the Corporation.

As used herein, the term “Termination for Good Reason” shall mean: (a) a material reduction in the scope of the Executive’s title, authority, duties or responsibilities in effect as of the Effective Date, which reduction is not remedied by the Corporation within twenty (20) days after notification to the Corporation containing a reasonably detailed description of such reduction; (b) the Corporation’s breach of any material obligation owed to the Executive under this Agreement, including any Base Salary or Bonus payment obligations; provided that the Executive has given the Corporation notice thereof describing in reasonable detail the alleged breach or failure, and the Corporation has failed to cure such breach or failure within a period of forty-five (45) days following receipt of such notice.

In the event of a Termination Without Cause initiated by the Executive, the Corporation shall pay to the Executive, or in the event of his death, to his estate, the amount of the Executive’s Base Salary accrued to the date of termination. In the event of a Termination With Good Reason initiated by the Executive, the Corporation shall additionally pay to the Executive one full year’s Base Salary. The amounts set forth in this Section 5(e) shall be paid in full within thirty (30) days of the date of termination of employment.

6. Certain Covenants of the Executive

a. Confidential Information. The Executive acknowledges that in the course of his employment with the Corporation she may receive certain information, knowledge and data concerning the Business of the Corporation and its affiliates or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Corporation may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Corporation and its affiliates acquired in connection with the Executive’s employment (hereinafter referred to collectively as “Confidential Information”), which the Corporation and its affiliates desire to protect. The Executive understands that such Confidential Information is confidential, and she agrees not to reveal or disclose or otherwise make accessible such Confidential Information to anyone outside of the Corporation or any affiliate and their respective officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not he is employed by the Corporation, except as may be required by law, regulation or court order.

b. Return of Information. At such time as the Executive shall cease to be employed by the Corporation or the Corporation for whatever reason or at any other time the Corporation may reasonably request, she shall promptly deliver and surrender to the Corporation all papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by him or coming into his possession by or through his employment hereunder and relating to the Confidential Information referred to in this Section 6 or otherwise to the Business, and the Executive agrees that all such materials will at all times remain the property of the Corporation.

c. Non-Competition Agreement. The Executive acknowledges that the agreements and covenants contained in this Section 6(c) are essential to protect the business, goodwill, trade secrets and confidential information of the Corporation and are appropriate in scope and the Business is conducted throughout the world. Executive covenants and agrees that during the period commencing on the Effective Date and ending on the earliest to occur of: (a) the second (2nd) anniversary following the expiration of the Term of this Agreement, or (b) the second (2nd) anniversary following the termination of the Executive’s employment with the Corporation for Cause, or (c) the second (2nd) anniversary following the termination of Executive’s employment with the Corporation without good reason, or (d) immediately following the Executive’s termination of employment for Good Reason or (e) provided, that the Executive receives his Severance Payment, six (6) months following the Corporation’s termination of the Executive’s without cause (each, a “Restricted Period”), the Executive shall not, directly or indirectly, (i) engage in any related business activity in the Territory that competes with the Business; (ii) render any services to any person for use in competing with the Corporation in connection with the Business in the United States; or (iii) have an interest in any person engaged in any business that competes with the Corporation in connection with the Business in the United States, directly or indirectly, in any capacity, including as a partner, member, officer, director, manager, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if such Restricted Party (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iv) interfere with business relationships (whether formed heretofore or hereafter) between Buyer or any of its Affiliates and customers, suppliers or prospects of the Business.

d. Agreement Not to Solicit. For so long as the Executive shall be employed with the Corporation and for a period of two (2) years following the termination of this Agreement for any reason, the Executive agrees that she will not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Corporation to leave the employ of the Corporation or any affiliate to accept employment with the Executive or with such person, firm, association or corporation, agency or other business entity or (ii) solicit any person or entity which is a customer of the Corporation for the purpose of directly or indirectly furnishing services competitive with the Corporation.

e. Scope. It is expressly agreed that if any restrictions set forth in this Section 6 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

f. Specific Performance. The Executive acknowledges that a remedy at law for any breach or attempted breach of Section 6 of this Agreement may be inadequate, and agrees that the Corporation shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

7. Indemnification. Throughout the Term of Employment, the Corporation hereby agrees to maintain officers and directors liability insurance with one or more recognized insurance carriers and to cover the Executive under all of such policies and to provide indemnity to the Executive, in his capacity described in this Agreement, to the fullest extent provided under Georgia Law as provided herein. In addition, throughout the Term of Employment, the Corporation hereby agrees to agree to indemnify, defend and hold harmless the Executive and his Affiliates and, if applicable, the directors, officers, shareholders, employees, attorneys, accountants, agents and representatives of any affiliate of the Executive and the heirs, successors and assigns of the Executive or his affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted under Georgia law, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Corporation of all legal fees, court costs and filing fees, as incurred by the Executive (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Corporation or its board of directors, (ii) the failure of the Corporation to perform or observe fully any covenant, agreement or provision to be performed or observed by the Corporation to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the Business of the Corporation..

8. Severability. In case of any term, phrase, clause, Section, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

9. Waiver. The waiver by the Corporation of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Executive.

10. Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party. Neither the Executive nor his estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable. Subject to the provisions of this Section 9 this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Executive’s heirs and personal representatives, and the successors and assigns of the Corporation.

11. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

12. Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this Agreement.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the City of Atlanta and State of Georgia and the parties hereto consent to jurisdiction before and waive any objections to the venue of such Federal and Georgia courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

14. Attorneys’ Fees. Except as otherwise provided in Section 7 above, in the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

15. Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and same instrument. Facsimile and PDF signatures hereto shall have the same validity as original signatures hereto.

17. Representations and Warranties. (a) Executive represents and warrants to Corporation that (i) Executive is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder, (ii) Executive has no physical or mental disability that would hinder his performance of his duties under this Agreement, and (iii) she has had the opportunity to consult with an attorney of his choosing in connection with the negotiation of this Agreement.

18. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Executive at his residence (as set forth in Corporation’s corporate records) or to the Corporation at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

Corporation:

LOGICAL CHOICE CORPORATION

By:	/s/ Sheri Lofgren
Name:	Sheri Lofgren
Title:	Chief Financial Officer

Executive:

By:	/s/ James Mark Elliot
JAMES MARK ELLIOT